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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D. C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
                 Section 12(g) of the Securities Exchange Act of 1934
                        or Suspension of duty to File Reports
         Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-9617

                           Territorial Resources, Inc.
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                (Exact name of registrant as specified in its charter)

   734 7th Avenue, Suite 1345, Calgary, Alberta, Canada T2P 3P8, (403) 233-7914
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                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                              Common Stock, no par value
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            (Titles of each class of securities covered by this Form)

                                         None
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                 (Titles of all other classes of securities for which
             a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [ ]

     Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]

     Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]

     Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]

     Rule 12h-3(b)(1)(i)     [ ]

          Approximate number of holders of record as of the certificate or notice date:  23

             Pursuant to the requirements of the Securities Exchange Act of 1934 Territorial Resources, Inc.has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   May 28, 1998                    BY:  /s/  DANIEL A. MERCIER
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                                                  Daniel A. Mercier
                                                  Chairman of the Board and
                                                  Chief Executive Officer

         Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange
          Act of 1934.  The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel
                or by any other duly authorized person.  The name and
                 title of the person signing the form shall be typed
                           or printed under the signature.